Exhibit 4.43

SHARE PURCHASE AGREEMENT *

DATED 27th February 2019

BY AND BETWEEN

JINGDONG E-COMMERCE (LOGISTICS) HONG KONG CORPORATION LIMITED

AND

JD STAR DEVELOPMENT X (HK) LIMITED

*:                                     Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed

2

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (the Agreement) is made on 27th February 2019

BETWEEN:

(1)                                 JINGDONG E-COMMERCE (LOGISTICS) HONG KONG CORPORATION LIMITED, a company with limited liability incorporated and existing under the laws of Hong Kong whose registered office is at Room 1903, 19/F, Lee Garden One, 33 Hysan Avenue, Causeway Bay, Hong Kong (the Seller); and

(2)                                 JD STAR DEVELOPMENT X (HK) LIMITED, a company with limited liability incorporated and existing under the laws of Hong Kong whose registered office is at Suite 603, 6/F, Laws Commercial Plaza, 788 Cheung Sha Wan Road, Kowloon, Hong Kong (the Purchaser).

(For the purpose of this Agreement, the Seller and the Purchaser are each referred to herein as a Party and collectively as the Parties.)

WHEREAS:

(A)                               The Seller owns on the Closing the entire equity interest of the Target Company which will in turn own the entire equity interest of other Group Companies before the Closing, details of which are set out in Schedule 1.  The Portfolio Companies are the legal and beneficial owners of existing logistics properties and their corresponding land use rights (collectively the Target Assets), details of which are set out in Schedule 2.

(B)                               The Seller wishes to sell and the Purchaser wishes to purchase the entire equity interest of the Portfolio Companies.  For this purpose, subject to the terms set out in this Agreement, the Seller will sell and the Purchase will purchase 100% equity interests in the Target Company.

IT IS AGREED as follows:

1.                                      INTERPRETATION

1.1                               In this Agreement, capitalized terms used but not otherwise defined shall have the meanings given to them in Schedule 11.

1.2                               In this Agreement:

(a)                                 a reference to a subsidiary means, with respect to a company, any other company in which the first mentioned company directly or indirectly owns more than 50 per cent of the voting shares, registered capital or other equity interest in the other company;

(b)                                 references to an individual or a natural person include his/her estate and personal representatives; and

(c)                                  subject to clause 12, references to a party to this Agreement include the successors or assigns (immediate or otherwise) of that party.

1.3                               General words used in this Agreement shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.  The word including shall mean including without limitation.

1.4                               In this Agreement, unless the contrary intention appears, a reference to a clause, subclause or schedule is a reference to a clause, subclause or schedule of or to this Agreement.  The schedules form part of this Agreement.

1.5                               The headings in this Agreement do not affect its interpretation.

1.6                               A reference in the Seller’s Warranties to “the Seller’s knowledge”, “so far as the Seller is aware” or similar expression (for the purposes of the Warranties so qualified) shall be deemed to refer to the actual knowledge of directors ans senior management of the Seller and the Group Companies, and the knowledge which such persons would have if they had made reasonable enquiries.

2.                                      SALE AND PURCHASE

2.1                               Subject to the Conditions being satisfied or, where permitted, waived in accordance with this Agreement, the Seller agrees to sell and the Purchaser agrees to purchase the Equity Interest, together with all rights attaching to it, with effect from the Closing and free from any Encumbrance (other than those referred to in sub-clause (b) of the Permitted Encumbrances), on the terms and subject to the conditions set out in this Agreement.

2.2                               The Seller covenants with the Purchaser that it has the right to sell and transfer to the Purchaser the full legal and beneficial interest in the Equity Interest on the terms set out in this Agreement.

3.                                      PURCHASE PRICE AND PAYMENT

3.1                               Purchase Price

The Parties acknowledge and agree that, the purchase price for the Equity Interest (the Purchase Price) shall consist of (i) the purchase price for the Completed Assets (the Purchase Price for Completed Assets) and (ii) the purchase price for the CIP Assets (the Purchase Price for CIP Assets).  The column “Estimated Purchase Price” of the table in Section A (Completed Asses) of Part A (Payment Schedule) of Schedule 10 (which is subject to update and amendment from time to time by the Parties) sets out the estimated Purchase Price for Completed Assets as of the Closing Date in respect of each Completed Asset (including the Holdback Amount of Fire Damage). The table in Section B (CIP Assets) of Part A (Payment Schedule) of Schedule 10 set outs (i) the portion of the Purchaser Price for CIP Assets in respect of each CIP Asset to be paid by the Purchaser as of the Closing Date in the column “Price Amount to Be Paid by Purchaser as of Closing” and (ii)  the Holdback Amount for Employee Transfer (as part of the Purchase Price for CIP Assets to be paid by the Purchaser).

Unless otherwise expressly stated (or otherwise agreed when a payment is made), if an amount is denominated in Renminbi, and a payment under this Agreement is to be made in US dollars, for the purpose of calculating the US dollars equivalent to be paid by the Purchaser, the US dollars/Renminbi exchange rate to be applied shall be the PBOC Rate for the date that is six (6) Business Days prior to the relevant payment date.

3.2                               Payment at Closing

For Completed Assets

(a)                                 On the Closing Date, the Purchaser shall pay to the Seller’s below account, in the currency of USD, an amount (the Closing Equity Payment Amount for Completed Assets) equal to the aggregate amounts set out in the column “Price Amount to Be Paid by Purchaser as of Closing” of the table in Section A (Completed Assets) of Part A (Payment Schedule) of Schedule 10. If any amount is available for draw-down under any Debt Financing Qualified Facility Agreement and has already been drawn-down on or after the Closing Date, all such amounts (but only to the extent of the aggregate amounts set in column “Price Amount to Be Funded by Acquisition Financing as of Closing” of the table in Section A (Completed Assets) of Part A (Payment Schedule) of Schedule 10) (the Closing Debt Payment Amount) shall be paid to the Seller’s below account  (the Seller’s Account), in the currency of USD or RMB:

Name of Bank	:	Bank of China (Hong Kong) Limited

Account Number	:	[01287592582578] (RMB Account);

[01287592582578] (USD Account);

[01287511670623] (Hong Kong Dollar Account)

Account Name	:	JINGDONG E-COMMERCE (LOGISTICS) HONG KONG CORPORATION LIMITED

Bank Address	:	Unit 701-706, The Gateway Tower 3 (Prudential Tower), 21 Canton Road, TST. Kowloon, H.K.

For CIP Assets

(b)                                 On the Closing Date, the Purchaser shall pay to the Seller’s Account, in the currency of USD, an amount (the Closing Equity Payment Amount for CIP Assets) equal to the aggregate amounts set out in the column “Price Amount to Be Paid by Purchaser as of Closing” of the table in Section B (CIP Assets) of Part A (Payment Schedule) of Schedule 10.

3.3                               Adjustment and Payment

For Completed Assets

(a)             As soon as reasonably practicable following the Closing and within five (5) Business Days of the Closing Date, the Seller shall engage the Auditor to conduct the closing audit (collectively with the closing audits in respect of the CIP Assets as provided in clause 3.3(d), the Closing Audits and, each, a Closing Audit) of the Group Companies holding the Completed Assets (and Star Entity, SYJ and the Target Company) as of the Closing Date on the basis of PRC GAAP and the standards, policies and practices set out in part B of Schedule 10, for the purpose of preparing the combined accounts of the the Group Companies holding the Completed Assets (and Star Entity, SYJ and the Target Company) as of the Closing Date. Within forty five (45) days after the Closing Date, the Seller shall, based on the Closing Audit and part B of Schedule 10, prepare and deliver to the Purchaser a draft statement (the Closing Statement) (together with calculations) which shall contain the following columns in the table in Section A of  Part A (Payment Schedule) of Schedule 10 being completed:

(i)                 “Final Purchase Price Based on Closing Audit”

(ii)              “Final Price Amount Should Be Paid by Purchaser Based on Closing Audit”

(iii)           “Price Amount to Be Further Paid by Purchaser Based on Closing Audit”

For the avoidance of doubt, the amount equal to the sum of (i) the aggregate amounts set out in the column “Final Purchase Price Based on Closing Audit” of the table in Section A of Part A (Payment Schedule) of Schedule 10 and (ii) Holdback Amount of Fire Damage actually paid to the Seller shall be the final Purchase Price for Completed Assets (the Final Purchase Price for Completed Assets) after the Closing Statement becomes final and binding upon the Parties pursuant to clause 3.3(b) below.

(b)             Within fifteen (15) days after receipt of the draft Closing Statement, the Purchaser shall, after having consulted with KPMG, notify the Seller in writing whether or not it agrees with the draft Closing Statement and if, within such 15-day period, the Purchaser notifies its agreement with the draft Closing Statement or fails to give any notification, the draft Closing Statement shall be final and binding on the Parties. If the Purchaser notifies the Seller in writing within such 15-day period that it disagrees with the draft Closing Statement, the Seller (with the assistance of the Auditor) and the Purchaser (with the assistance of KPMG) shall discuss in good faith to agree on the Closing Statement and the draft Closing Statement adjusted in accordance with the agreement, if any, between the Seller and the Purchaser shall be final and binding on the Parties. If, within five (5) Business Days starting on the day after receipt of the notification of disagreement, the Seller and the Purchaser have not agreed the matters in dispute in relation to the draft Closing Statement, such matters in dispute shall be referred to a Big Four accounting firm (other than the Auditor and KPMG) to be jointly agreed by the Parties (the Expert), which shall act on the following basis: (i) it shall act as an expert and not as an arbitrator, (ii) its terms of reference shall be to determine the matters in dispute within 15 days of the referral, (iii) the Parties shall each provide the Expert with all information relating to each Group Company which the Expert reasonably requires and the Expert shall be entitled (to the extent the Expert considers appropriate) to base its determination on such information and on the accounting and other records of each Group Company, and (iv) the decision of the Expert shall, in the absence of fraud or manifest error, be final and binding on the Parties. The Seller and the Purchaser shall each pay one half of the cost of the Expert and shall cooperate with each other during the foregoing process, including providing each other with access to those assets, documents and records within its possession or control which the other Party may reasonably request.

(c)              Within five (5) Business Days upon the Closing Statements becoming final and binding on the Parties, (i) if the amount equal to the aggregate amounts of “Price Amount to Be Further Funded by Purchaser Based on Closing Audit” set out in the Closing Statement is a positive number, such amount shall be paid by the Purchaser to the Seller’s Account or (ii) if the amount equal to the aggregate amount (if any) of “Price Amount to Be Further Funded by Purchaser Based on Closing Audit” set out in the Closing Statement is a negative number, an amount equal to the absolute value of such number  shall be paid by the Seller to the Purchaser.

For CIP Assets

(d)             Upon all Payment Conditions for CIP Assets in respect of a CIP Asset (other than those Payment Conditions that will be satisfied at the payment date, but nonetheless subject to the satisfaction or waiver thereof at the payment date) have been satisfied or waived (or such other time as the Seller and the Purchaser shall mutually agree), the Purchaser shall pay to the Seller an amount equal to the amounts set out in the column “Price Amount to Be Paid by Purchaser upon satisfaction of Payment Conditions for CIP Assets” in respect of such CIP Asset in Section B of of  Part A (Payment Schedule) of Schedule 10.

As soon as reasonably practicable following the satisfaction of Payment Conditions for CIP Assets in respect of a CIP Asset, the Seller shall engage the Auditor to carry out a Closing Audit on the Portfolio Company holding such CIP Asset for the purpose of preparing the combined accounts of the Portfolio Company holding such CIP Asset. The Seller shall, based on the foregoing Closing Audit and part B of Schedule 10, prepare and deliver to the Purchaser a draft statement (the Closing Statement of CIP Asset) (together with calculations) which shall contain the following columns in the table in Section B of Part A (Payment Schedule) of Schedule 10:

(i)                                    “Final Purchase Price Based on Closing Audit”

(ii)                                 “Price Amount to Be Funded by Acquisition Financing Based on Closing Audit”

(iii)                              “Final Price Amount Should Be Paid by Purchaser Based on Closing Audit”

(iv)                             “Price Amount to Be Further Paid by Purchaser Based on Closing Audit”

In this event, the procedures set out in Sections 3.3(a) and 3.3(b) shall apply mutatis mutandis in order for the Closing Statement of CIP Asset to become final and binding on the Parties.  Based on the foregoing Closing Audit in respect of such CIP Asset and within five (5) Business Days after the Closing Statement of CIP Asset becoming final and binding on the Parties, the following amount(s) shall be paid:

(i)                 (x) if the amount equal to the “Price Amount to Be Further Paid by Purchaser Based on Closing Audit” (in respect of such CIP Asset) set out in the Closing Statement for such CIP Asset is a positive number, such amount shall be paid by the Purchaser to the Seller at the Seller’s Account, (y) if the amount equal to the “Price Amount to Be Further Paid by Purchaser Based on Closing Audit” (in respect of such CIP Asset) set out in the Closing Statement for such CIP Asset is a negative number, an amount equal to the absolute value of such number  shall be paid by the Seller to the Purchaser; and

(ii)              the amount equal to the “Price Amount to Be Funded by Acquisition Financing Based on Closing Audit” (in respect of such CIP Asset)  set out in the Closing Statement for such CIP Asset shall be paid to the Seller but shall be funded solely by the proceeds to be drawn-down under the Debt Financing Qualified Facility Agreement(s) and paid to the Seller if and when such amount has been drawn-down under the Debt Financing Qualified Facility Agreement(s).

For the avoidance of doubt, the amount equal to the sum of (i) the aggregate amounts set out in the column “Final Purchase Price Based on Closing Audit” of the table in Section B of Part A (Payment Schedule) of Schedule 10 and (ii) the Holdback Amount for Employee Transfer actually paid to the Seller shall be the final Purchase Price for CIP Assets (the Final Purchase Price for CIP Assets) after all Closing Statements of CIP Asset become final and binding upon the Parties pursuant to this clause 3.3(d). The sum of the Final Purchase Price for Completed Assets and the Final Purchase Price for CIP Assets shall be the final Purchase Price (the Final Purchase Price).

(e)              For the avoidance of doubt and notwithstanding anything herein to the contrary, the Purchaser shall not be liable for any and all the amounts to be, as provided under this Agreement, funded by or paid from the proceeds to be drawn down under the Debt Financing Qualified Facility Agreement(s) and the Seller shall only be entitled to payment of such amount if, when and only to the extent that such amount has actually been drawn-down under the Debt Financing Qualified Facility Agreement(s).

(f)               If any CIP Asset fails to satisfy any Payment Condition for CIP Assets in respect of such CIP Asset within twelve (12) months following the applicable Expected Handover Date for such CIP Asset as set forth in Schedule 2, upon the request of either Party by delivering a written notice to the other Party within thirty (30) Business Days after the expiry of the twelve-month period, the Purchaser shall and shall procure the Group Companies to transfer to the Seller (or any of Affiliates designated by the Seller), and the Seller shall purchase (or cause any of Affiliates desigated by the Seller to purchase), the Portfolio Company holding such CIP Asset or (upon agreement of both Parties) such CIP Asset. Any such sale shall be completed (i) on a “where is”, “as is” basis (in respect of the Portfolio Company holding such CIP Asset or, as applicable, such CIP Asset) and (ii) for a price which  will result in an IRR of 10% in respect of the corresponding portion of the Purchase Price already paid by Purchaser to the Seller in respect of the Portfolio Company holding such CIP Asset (or, as applicable, such CIP Asset). The Seller, the Purchaser and the relevant Group Company shall enter into necessary documents, complete all necessary approvals, filings or registrations with any Government Authority and take other necessary actions to complete any such sale.

4.                                      CONDITIONS PRECEDENT

4.1                               The sale and purchase of the Equity Interest as contemplated under this Agreement is conditional on the satisfaction or waiver of each of the following Conditions:

(a)                                 there shall not be in effect any Applicable Laws restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereunder in material respects;

(b)                                 no Action shall have been commenced by, or written notification given by, any government authority against any Party to restrain or materially and adversely alter or affect the transactions contemplated by this Agreement;

(c)                                  each of the Seller’s Warranties is true, correct and not misleading in all material respects as of the date of this Agreement, and shall remain to be true, correct and not misleading in all material aspects as of the Closing with reference to the facts and circumstances then existing;

(d)                                 no Material Adverse Effect shall have occurred after the date of this Agreement;

(e)                                  the Re-organization shall have been completed in accordance with the Applicable Laws and Schedule 6 of this Agreement, and the Re-organization Notice of Change of Registration / Re-organization Notice Permitting Change of Registration of the Star Entity shall have been obtained by the Seller;

(f)                                   the Filing Receipt, the New Business License and the Notice of Change of Registration/Notice Permitting Change of Registration of the Target Company shall have been obtained;

(g)                                  the Seller shall have delivered a payment notice to the Purchaser, specifying the amount payable by the Purchaser at the Closing in accordance with this Agreement;

(h)                                 such insurance policies in respect of the Group Companies as set out in clause 5.3(b) shall have been obtained in accordance with the terms thereunder;

(i)                                     the Target Assets Lease Agreements (including the Premature Target Assets Lease Agreements) subsisting as of the date of this Agreement (as set out in Schedule 9) shall have been terminated, and the New Target Assets Lease Agreements in respect of all the Target Assets  shall have been entered into, in accordance with clause 5.3(c) of this Agreement;

(j)                                    the actions set out in clauses 5.3(d) and 5.3(f) shall have been completed in accordance with the terms thereof;

(k)                                 the Pre-Closing Carve-Out shall have completed in accordance with the Applicable Laws and clause 5.3(e);

(l)                                     the Pre-Closing Employee Transfer has completed in accordance with the Applicable Laws and clause 5.5(a) of this Agreement;

(m)                             credit approval document(s) on such terms and conditions  as acceptable to the Purchaser (each, a Debt Financing Approval Document) by such bank(s) and/or financial institution(s) as acceptable to the Purchaser (each, a Debt Financing Qualified Lender); provided that, the foregoing shall be deemed to have been satisfied if legally binding debt facility agreement(s) on such terms and conditions as acceptable to the Purchaser (each, a Debt Financing Qualified Facility Agreement) have been executed by Debt Financing Qualified Lender(s);

(n)                                 [Redacted];

but the Purchaser may waive all or any of Conditions listed above (either in whole or in part) at any time by notice to the Seller. In addition, to ensure the consummation of the aforementioned Conditions as set forth under clause 4.1, the Purchaser shall provide any and all documents or information required to be provided by it.

4.2                               The Seller shall use reasonable endeavours to procure that the Conditions set forth in (c) through (n) of clause 4.1 are satisfied, in each case, on or before the Long Stop Date.

4.3                               Unless otherwise agreed by the Parties, if any of the Conditions is not fulfilled (or waived by the Purchaser) on or before the Long Stop Date, this Agreement shall terminate automatically and clause 9.3 shall apply.

4.4                               The payment of the Final Purchase Price for CIP Assets in respect of each CIP Asset is conditional on the satisfaction or waiver (by the Purchaser) of each of the following conditions (the Payment Conditions for CIP Assets):

(a)                                 such CIP Asset satisfies all of the hand-over terms and conditions as set out in the Asset Management Agreement as applicable to it. In furtherance of the foregoing, the Purchaser and the third party inspector engaged by the Purchaser shall be permitted to have access to the necessary or reasonably requested premises and documents in order to complete the inspection of the relevant CIP Asset within 15 days thereafter to assess whether the hand-over terms and conditions as set out in the Asset Management Agreement as applicable to such CIP Asset have been satisfied and the Seller shall provide all reasonable assistance and promptly rectify, or cause to be rectified, any material deviation identified by the Purchaser and the third party inspector engaged by the Purchaser;

(b)                                 such CIP Asset complies with in all material aspects all of the terms and conditions as set out in the New Target Assets Lease Agreement to which such CIP Asset is subject (including the New Lease Handover Conditions and the provisions thereunder in respect of title/authority/permits and fire/safety protection/maintenance) and such CIP Asset has been handed over to the landlord thereunder; and

(c)                                  there is no material pending or threatened litigation, arbitration or dispute in relation to such CIP Asset.

5.                                      CLOSING

Subject to the fulfilment of all the Conditions set out in clause 4.1, the consummation of the purchase and sale of the Equity Interest (the Closing) shall take place remotely via the exchange of documents and signatures on a date which shall be no later than five (5) Business Days after all Conditions (except for such Conditions that will be satisfied at the Closing, but nonetheless subject to the satisfaction or waiver thereof at the Closing) have been satisfied or waived (or such other time and place as the Seller and the Purchaser shall mutually agree) (the Closing Date).

5.1                               On or prior to the Closing Date, the Seller shall procure:

(a)                                 the delivery to the Purchaser of following documents:

(i)                                    the articles of association of the Target Company;

(ii)                                 the most recent annual accounts and any subsequent management accounts of the Target Company;

(iii)                              all the Asset Management Agreements,  each of which is duly executed by JDDH and a Portfolio Company holding any Target Asset;

(iv)                             a loan agreement in respect of the Intra-group Loan duly executed by the parties thereto;

(v)                                (x) a copy of the shareholder resolution of JDDH authorising the execution of the Undertaking Letters and (y) a copy of the shareholder resolution of Beijing JD Century Commerce Co., Ltd. authorising the execution of the Guarantee Letters; and

(vi)                             compliance certificate signed by the Seller evidencing that the conditions as set forth under clause 4.1 (other than 4.1(e), (f), (g), (h), (n)) have been fulfilled and documentation evidencing, to the reasonable satisfaction of the Purchaser, that the conditions as set forth under clauses 4.1(e), (f), (g) and (h) have been fulfilled.

(b)                                 deliver to the Purchaser a copy of the resolutions of the board of directors of the Seller authorising the execution of this Agreement and the performance of its obligations under this Agreement;

(c)                                  the delivery of the following documents and objects:

(i)                                     official chop; and

(ii)                                  all original Permits held by each Group Company, including without limitation, business license of each Group Company, Land Use Right Grant Contract, land use right certificate, real estate title certificate, construction land use planning permit, construction project planning permit and construction work commencement permit of each Target Asset.

5.2                               On or prior to the Closing Date, the Purchaser shall:

(a)                                pay the Closing Equity Payment Amount for Completed Assets, the Closing Equity Payment Amount for CIP Assets and (to the extent already drawndown under the Debt Financing Qualified Facility Agreement(s)) the Closing Debt Payment Amount at Closing to the Seller;

(b)                                provide the Seller with the bank voucher MT 103 evidencing the payment of the Closing Equity Payment Amount for Completed Assets, the Closing Equity Payment Amount for CIP Assets and the Closing Debt Payment Amount has been made by the Purchaser in accordance with clause 3.1 or such other voucher with equal validity evidencing the relevant payment has been made; and

(c)                                 deliver to the Seller a copy of the resolutions of the board of directors of the Purchaser authorising the execution of this Agreement and the performance of its obligations under this Agreement.

5.3                               Pre-Closing Undertakings

Between the execution of this Agreement and the Closing Date, the Seller shall procure that all of the following matters be completed or complied with.

(a)                                 Ordinary Course of Business. Each Group Company complies with Schedule 5 of this Agreement;

(b)                                 Insurance Policies.

(i)                                     The Group Companies shall have obtained such insurance policies in respect of the Group Companies and the Target Assets with the same coverage, terms and conditions as currently provided under the group insurance policies purchased by the Seller’s Group, which, for the avoidance of doubt, shall satisfy the requirements of all the New Target Asests Lease Agreements;

(ii)                                  Such insurance policies shall take effect on or prior to the Closing Date;

(iii)                               The Seller shall be responsible for all the costs and expenses in connection with obtaining such insurance policies (but excluding any insurance premiums) and, for the avoidance of doubt, the Purchaser or any Group Company shall not be liable for any costs and expenses in connection therewith.

(c)                                  Target Assets Lease Agreements.

(i)                                     Each of the Target Assets Lease Agreements subsisting at the date of this Agreement as set out in Schedule 9 shall be terminated prior to the Closing Date, by way of executing a termination agreement in form and substance acceptable to the Purchaser.

(ii)                                  Upon the termination of each Target Assets Lease Agreement in accordance with (i), all outstanding amounts, claims, costs, expenses and liabilities accrued but unpaid or settled thereunder prior to such termination shall be paid or settled in full without any remaining liability on any Group Company or the Purchaser for any amounts, claims, costs, expenses or liabilities.

(iii)                               Each Portfolio Company shall enter into a New Target Assets Lease Agreement in respect of all the Target Assets  held by it so that, on or prior to the Closing Date, each of the Target Assets shall be subject to a New Target Assets Lease Agreement. In addition, if a Portfolio Company holds any Target Asset that is subject to any Target Assets Lease Agreements subsisting at the date of this Agreement, the New Target Assets Lease Agreement to be entered to by such Portfolio Company shall be entered into at the same time when the relevant Target Assets Lease Agreement is terminated.

(iv)                              For each New Target Assets Lease Agreement entered into pursuant to (iii), (x) the rent, management fees or other fees chargeable in respect of the Target Assets subject to such New Target Assets Lease Agreement shall be approved by the Purchaser, (y) in respect of any Target Asset subject thereto that has not yet passed the fire completion and acceptance review of local fire bureau, such Target Asset shall only be handed over  to the tenant after such local fire bureau review has passed, and (z) it shall be otherwise on the such terms and conditions as agreed by the Parties.

(d)                                 Related Party Transaction. Other than the Target Assets Lease Agreements, the New Target Assets Lease Agreements, the Intragroup Loan, the Asset Management Agreements and the Specified Lease Agreements and Authorization Letters (including the Specified Lease Agreement of SYJ), all the Related Party Agreements (including the currently effective property management agreements and security service agreements for the Target Assets) shall be terminated with effect on or prior to the Closing and all outstanding amounts, claims, costs, expenses and liabilities shall be paid or settled in full without any remaining liability on any Group Company or the Purchaser for any amounts, claims, costs, expenses or liabilities.

(e)                                  Pre-Closing Carve-Out. The Pre-Closing Carve-Out shall be carried out and completed as follows:

(i)                                     Promptly after the date of this Agreement and in any event no later than thirty (30) Business Days after the date of this Agreement, the Seller shall procure that one or more sale and purchase agreements (each, a Carve-Out Transfer Agreement) be executed among the Group Companies holding any interest in the Carved-Out Entities (each as a seller) and one or more member of the Seller’s Group (each as a purchaser), pursuant to which the relevant Group Companies will sell, and the relevant member(s) of the Seller’s Group will purchase, the Carve-Out Entities.

(ii)                                  Promptly after the execution of a Carve-Out Transfer Agreement, the Seller shall procure that all necessary actions be taken to effect the completion of the transfer contemplated thereunder on or prior to the Closing Date, including submitting, completing and/or obtaining all necessary approvals from, or filings or registrations with all Government Authorities and/or satisfying other requirements under the Applicable Laws.

(iii)                               None of the Purchaser or the Group Companies shall remain liable for (x) any liabilities of the Carve-Out Entities and (y) any costs, expenses and liabilities as a result of or in connection with the Pre-Closing Carve-Out, which, in each case of (x) and (y), shall be assumed by the member(s) of the Seller’s Group as purchaser(s) under the Carve-Out Transfer Agreements.

(f)                                   Construction Project Management and Consulting Agreements.

(i)                                     The two Construction Project Management and Consulting Agreements entered into by KYD and the Portfolio Companies subsisting as of the date of this Agreement (the Construction Project Management and Consulting Agreements) shall be terminated, by way of executing a termination agreement in form and substance acceptable to the Purchaser.

(ii)                                  Upon the termination of each Construction Project Management and Consulting Agreement in accordance with (i), (x) all outstanding amounts, claims, costs, expenses and liabilities accrued but unpaid or settled thereunder prior to such termination shall be paid or settled, (y) in no event shall the Portfolio Company as a party to such Construction Project Management and Consulting Agreement continue to remain liable for any amounts, claims, costs, expenses or liabilities in respect of such Construction Project Management and Consulting Agreement (for any breach or default thereunder or for any violation of the Applicable Laws or the termination thereof or otherwise) and (z) in respect of each Target Asset subject thereto, an Asset Management Agreement shall be signed so that each such Target Asset shall be subject to an Asset Management Agreement.

5.4                               Post-Closing Obligations

(a)                                 Within the thirty (30) day period after the Closing, if any assistance from the Seller is necessary for the completion of the relevant change registration procedures with PRC State Administration of Foreign Exchange or its competent branch by the Target Company as a result of the transaction contemplated hereunder, the Seller shall provide such assistance as reasonably requested by the Purchaser to the Purchaser and the Target Company;

(b)                                 Within the thirty (30) day period after the Closing, the Seller shall provide assistance as reasonably requested by the Purchaser or the Target Company, so that the signatory or seal designated or reserved for its bank account to the person designated by the Purchaser and his/her seal at the account bank of the Target Company can be changed, subject to the account banks’ then-requirements;

(c)                                  Upon the satisfaction of Payment Conditions for each CIP Asset, the Purchaser shall pay its portion of the Final Purchase Price for CIP Assets in accordance with clause 3.3(d) within five (5) Business Days;

(d)                                 The Parties shall procure, to the extent having not already done so prior to the Closing Date, that a Debt Financing Qualified Facility Agreement shall be entered into in respect of, and in accordance with the terms of, each Debt Financing Approval Document and the proceeds under each Debt Financing Qualified Facility Agreement shall be drawn down in accordance with the terms thereof;

(e)                                  The Seller shall procure that, to the extent having not already done so prior to the Closing Date, SYJ shall obtain the approval from People’s Bank of China on (1) the setting up a two-way cross-border Renminbi cash pooling arrangement (which will allow the Group Companies to remit capital raised outside of PRC but denominated in RMB into PRC to support the daily operation of the Group Companies); and (2) listing the Target Company as a member company of such two-way cross-border Renminbi cash pooling arrangement;

(f)                                   The Seller shall procure that the construction of each of the CIP Assets be constructed and completed in accordance with the Applicable Law and with the Land Use Right Grant Contracts for such CIP Asset in all material respects;

(g)                                  To the extent that any Target Assets Key Non-Compliance is reasonably capable of being rectified, the Seller undertakes to, at its own cost and without any cost, expenses or liabilities to the Purchaser or any Group Company, rectify such Target Assets Key Non-Compliance;

(h)                                 To the extent that the total actual land and construction cost of any Completed Asset exceeds the Disclosed Capex in respect of such Completed Asset, the Seller undertakes to pay and discharge such excess amount;

(i)                                     The Seller shall procure that, within six (6) months after the date of this Agreement, the business license of each of the following Portfolio Companies be amended to expand its business scope to cover either (i) lease of logistics or industrial facilities, or (ii) property leasing: KYD and QYD, to the extent consistent with the Applicable Laws and with requirements of Government Authorities; and

(j)                                    The Seller shall procure that ZYH be transferred to be owned by one member of the Seller’s Group as follows.

(i)                                     The transfer shall be completed within six (6) months after the date of this Agreement and the Seller shall procure that all necessary actions be taken to effect the transfer. Without limiting the generality of the foregoing, the Seller shall cause all relevant applications/filings to be submitted to relevant Government Authorit(ies) in order to obtain re-issued necessary chop/certificate/license to replace missing one(s) of ZYH.

(ii)                                  Upon the completion of such transfer, none of the Group Companies and the Purchaser shall hold any ownership in ZYH. In addition, none of the Purchaser or the Group Companies shall be liable for (x) any liabilities of ZYH and (y) any costs, expenses and liabilities (including any Tax) as a result of or in connection with such transfer.

(k)                                 Within twelve (12) months from the Closing, the Seller shall (x) update the registered address of the relevant Group Companies using the relevant premises of relevant Group Companies, (y) update the registered address of SYJ using the relevant premises of relevant Group Companies.

(l)                                     As soon as practicable following TTC obtaining real estate title certificate, the Seller shall cause the name of TTC to be be changed so that it will not include “Tencent/腾讯” any more.

5.5                               Employee Transfer

(a)                                 Prior to the Closing, the Seller shall procure that the Pre-Closing Employee Transfer shall be carried out and completed as follows:

(i)                                     Promptly after (but in any event no later than thirty (30) Business Days after) the date of this Agreement, the Seller shall procure that an employee transfer agreement (the Employee Transfer Agreement) be duly executed among each of the employees of the Group Companies (other than those indicated as “Remaining Employees” in Schedule 7 hereto), an Affiliate of the Seller (being JDDH) and the relevant Group Company, pursuant to and upon the execution of which the current employment by the relevant Group Company of such employee shall terminate and such employee shall be employed by JDDH.

(ii)                                  Within thirty (30) Business Days following the execution of an Employee Transfer Agreement, the Seller shall cause to be paid by the relevant Group Company to such employee the amount (the Employee Payment Amount) equal to all of the compensations, benefits, severance and other amounts in respect of the employment of such employee by the such Group Company and the termination of the employment thereof. The Seller shall promptly notify the Purchaser of the status of the Pre-Closing Employee Transfer and provide relevant internal evidencing documents to the Purchaser.

(iii)                               Upon the completion of the Pre-Closing Employee Transfer, the Group Companies shall cease to have employment relationship with any person other than the individuals indicated as “Remaining Employees” in Schedule 7 hereto.

(iv)                              The Seller shall procure that the Pre-Closing Employee Transfer be completed, and this clause 5.5 (a) be implemented, (x) in accordance with the Applicable Laws and (y) without the Group Companies and the Purchaser incurring or remaining liable for any costs, expenses or liabilities  other than the Employee Payment Amount (but only to the extent such Employee Payment Amount has been taken into account in the Final Purchase Price for Completed Assets).

(b)                                 After the Closing, the Seller shall procure that the Post-Closing Employee Transfer be carried out and completed as follows:

(i)                                     After the Closing, the Group Companies shall continue to pay the compensations, benefits or other amounts (the Post Closing Employee Compensations) in respect of the employment of the “Remaining Employees” in Schedule 7 hereto, but only to the extent the management fees payable under the Asset Management Agreements are reduced by such payment as provided thereunder.

(ii)                                  Promptly after the Closing Date but in any event no later than the first anniversary of the Closing Date (the Post-Closing Employee Transfer Date), the Seller shall procure that an Employee Transfer Agreement be duly executed among each of the employees indicated as “Remaining Employees” in Schedule 7 hereto, JDDH and the relevant Group Company, pursuant to and upon the execution of which the current employment by the relevant Group Company of such employee shall terminate and such employee shall be employed by JDDH or its Affiliates no later than the Post-Closing Employee Transfer Date.

(iii)                               Within thirty (30) Business Days following the execution of an Employee Transfer Agreement and in any event no later than the Post-Closing Employee Transfer Date, the Seller shall cause to be paid by the relevant Group Company) to such employee the Employee Payment Amount payable to such employee. For the avoidance of doubt, such Employee Payment Amount constitutes the Post Closing Employee Compensation and shall reduce the management fees payable under the Asset Management Agreements as provided thereunder.

(iv)                              The Seller shall promptly notify the Purchaser of the status of the Post-Closing Employee Transfer and provide relevant internal evidencing documents to the Purchaser.

(v)                                 Upon the completion of the Post-Closing Employee Transfer, the Group Companies shall cease to have employment relationship with any person.

(vi)                              The Seller shall procure that the Post-Closing Employee Transfer be completed, and this Clause 5.5 (b) be implemented, (x) prior to the Post-Closing Employee Transfer Date, (y) in accordance with the Applicable Laws and (z) without the Group Companies and the Purchaser incurring or remaining liable for any costs, expenses or liabilities other than the Post Closing Employee Compensations (including all the Employee Payment Amounts) (but only to the extent the Post Closing Employee Compensations have reduced the management fees otherwise payable under the Asset Management Agreements).

(c)                                  Subject to the Closing having occurred, (x) if the Post-Closing Employee Transfer in respect of any employee is completed on or before the Post-Closing Employee Transfer Date, the Purchaser shall pay the Holdback Amount for Employee Transfer in respect of such employee to the Seller at the same time of the payment in respect of the CIP Asset that has thereafter first satisfied the Payment Conditions for CIP Assets and (y) if the Post-Closing Employee Transfer in respect of any employee fails to be completed on or before the Post-Closing Employee Transfer Date, the Seller’s right to receive the Holdback Amount for Employee Transfer in respect of such employee shall immediately be forfeited and the Seller shall no longer be entitled to the Holdback Amount for Employee Transfer in respect of such employee. The Holdback Amount for Employee Transfer in respect of an employee shall be  set out in column entitled “Maximum Employee Dismission Compensation” in Schedule 7.

5.6                               Assets with Outstanding Title

(a)                                 The Seller shall procure that the Portfolio Company holding each of the following Target Assets obtain the following title certificate for such Target Asset with outstanding title (each, a Target Asset with Outstanding Title) within the time period set out therein:

(i)                                     promptly after the date hereof and in any event no later than the first anniversary of the Closing Date, KYD shall obtain real estate title certificate for Beijing Daxing Phase I;

(ii)                                  for each of the Completed Assets that have not yet obtained the real estate title certificates as provided in Schedule 2, the Portfolio Company holding such Completed Asset shall obtain the real estate title certificate promptly after the date hereof and in any event no later than the first anniversary of the Closing Date;

(iii)                               promptly after an CIP Asset has passed the fire completion acceptance review of local fire bureau and in any event no later than the first anniversary from full payment by the Purchaser of its portion of the Final Purchase Price for CIP Assets in respect of such CIP Asset, the Portfolio Company holding such CIP Asset shall obtain the real estate title certificate in respect of such CIP Asset.

(b)                                 The Seller shall promptly notify the Purchase of any material development or Material Adverse Effect in connection with such Target Assets with Outstanding Title and shall be responsible for all costs, expenses and liabilities in connection with obtaining any such outstanding title (for which, for the avoidance of doubt, none of the Group Companies or the Purchaser shall be liable).

(c)                                  If the Seller fails to procure a Portfolio Company to obtain the relevant title certificate in respect of a Target Asset with Outstanding Title held by such Portfolio Company within the time period set out in sub-clause (a), the Purchaser shall have the right to sell such Target Asset with Outstanding Title to the Seller (or an Affiliate of the Seller as designated by the Seller) by way of selling the Portfolio Company holding such Target Asset with Outstanding Title or (upon agreement of both Parties)  by way of selling such Target Asset with Outstanding Title by delivering a written notice to the Seller within thirty (30) Business Days after the expiry of the time period set out in sub-clause (a), which sale shall be completed within thirty (30) Business Days thereafter.

(d)                                 Any sale pursuant to sub-clause (c) above shall be completed (i) on a “where is”, “as is” basis (in respect of the Portfolio Company holding such Target Asset with Outstanding Title or otherwise) and (ii) for a price as determined by the Purchaser which will result in an IRR of 10% in respect of the corresponding portion of the Purchase Price paid by the Purchaser for the Portfolio Company holding such Target Asset with Outstanding Title (or, as applicable, such Target Asset with Outstanding Title).

(e)                                  The Seller, the Purchaser and the relevant Portfolio Company shall enter into necessary documents, complete all necessary approvals, filings or registrations with any Government Authority and take other necessary actions to complete any sale pursuant to sub-clause (c).

5.7                               Fire Damage

(a)                                 The Seller shall procure that all physical damages caused by the fire on 3 July 2018 to the Fire Damaged Target Asset shall be remedied in full promptly and in any event no later than 180 days after the date of this Agreement so that the conditions of the Fire Damaged Target Asset shall be fully restored to such conditions as acceptable to the Purchaser. In furtherance of the foregoing, the Purchaser and the third party inspector engaged by the Purchaser shall be permitted to have access to the necessary or reasonably requested premises and documents in order to complete the inspection of the Fire Damaged Target Asset within fifteen (15) days thereafter to assess whether the conditions of the Fire Damaged Target Asset have been fully restored and the Seller shall provide all reasonable assistance and promptly rectify, or cause to be rectified, any defects identified by the Purchaser and the third party inspector engaged by the Purchaser.

(b)                                 Within five (5) Business Days after the completion of the actions in (a), the Purchaser shall pay to the Seller the “Price Amount to Be Paid by Purchaser with respect to “Holdback Amount of Fire Damage” and  (to the extent already drawndown under the Debt Financing Qualified Facility Agreement(s)) the “Price Amount to Be Funded by Acquisition Financing with respect to “Holdback Amount of Fire Damage”“, each as set forth in Part A (Payment Schedule) of Schedule 10.

6.                                      SELLER’S REPRESENTATIONS AND WARRANTIES; INDEMNITIES

6.1                               Except as disclosed in the Disclosure Letter or Fairly Disclosed in the Data Room (any facts and circumstances being disclosed in the Data Room shall only be regarded as, for purpose of this Agreement, being “Fairly Disclosed” in the Data Room if the significance of the information disclosed and its relevance to a particular Seller’s Warranty ought reasonably to be appreciated by a reasonable investor), the Seller represents and warrants to the Purchaser that at the date of this Agreement and at Closing (except that if any Seller’s Warranty expressly refers to a specific time, the Seller shall be deemed to represent and warrant to the Purchaser in respect of such Seller’s Warranty as of such time):

(a)                                 it is a corporation validly existing under the laws of Hong Kong and has been in continuous existence since its incorporation;

(b)                                 it has the right, power and authority to execute and deliver, and to perform its obligations under, this Agreement and each document to be executed by it on or before the Closing, and has taken all actions necessary to authorise such execution, delivery and the performance of such obligations;

(c)                                  each of this Agreement and the document(s) to be executed by it on or before the Closing constitutes or will constitute (as applicable) legal, valid and binding obligations of the Seller in accordance with its terms (subject to applicable bankruptcy, reorganisation, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to the availability of equitable remedies subject to the discretion of the court before which any proceeding for such remedies may be brought);

(d)                                 the execution and delivery by the Seller of this Agreement, and the performance of its obligations under this Agreement do not and will not violate or conflict with or constitute a default under any law, rule or regulation applicable to it, any provisions of its constitutional documents, any order or judgment of any court or other agency or government applicable to it in material aspects;

(e)                                  all information relating to the Group Companies or their respective assets or affairs which would be material to a purchaser for value of the Equity Interest, undertakings or assets of the Group Companies, is contained in this Agreement;

(f)                                   no Material Adverse Effect shall have occurred; and

(g)                                  each of the statements in Schedule 4 is true, correct and not misleading.

6.2                               The Seller shall promptly (and in any event before Closing) give notice to the Purchaser of any matter or circumstance which becomes known to it after the date of this Agreement and before Closing which results or is likely to result in any of the Seller’s Warranties being untrue, inaccurate or misleading in material aspects as at the date of this Agreement or as at Closing. Notwithstanding the foregoing or anything herein to the contrary, nothing disclosed by the Seller to the Purchaser other than disclosed in the Disclosure Letter and Fairly Disclosed in the Data Room shall constitute disclosure for the purposes of this Agreement.   Unless otherwise agreed in this Agreement, no other knowledge of the Purchaser or its advisers relating to any Group Company (actual, constructive or imputed) prevents or limits a claim made by the Purchaser for breach of the Seller’s Warranties.

6.3                               The Seller undertakes not to make any claim against any Group Company or a director, manager or employee of any Group Company which it may have in respect of a misrepresentation, inaccuracy or omission in or from information or advice provided by such person for the purpose of assisting the Seller to make any representation, give any Seller’s Warranty or prepare the Disclosure Letter.

6.4                               Each of the Seller’s Warranties is to be construed independently and (except where this Agreement provides otherwise) is not limited by a provision of this Agreement or another Seller’s Warranty.

6.5                               The Seller shall indemnify the Purchaser and keep the Purchaser indemnified against any Loss suffered or incurred by the Purchaser or any Group Company as a result of or which arises out of or in connection with any of the following matters:

(a)                                 any breach of any of the Seller’s Warranties;

(b)                                 any breach by the Seller of any undertaking or provision contained in this Agreement (including, without limitation, clauses 5.3(d), 5.4(e), 5.4(h), 5.4(i), 5.7 and Schedule 6);

(c)                                  any failure by any Group Company to pay any Tax which it is liable to pay (including withholding and paying on behalf of another) (including without limitation any penalties, fines or interest in connection with Tax) arising from or in connection with any event, circumstance, act or omission to act that has occured prior to the Closing Date, including (i) the transaction value of any Related Party Agreement on or prior to the Closing Date being outside the range of the values required by PRC Applicable Laws in relation to Tax and each of the Related Party Agreements on or prior to the Closing Date failing to comply with PRC Applicable Laws in relation to transfer pricing transactions, (ii) on or prior to the Closing, each Group Company failing to issue and obtain (as the case may be) valid and legal invoices/receipts appropriate or required for the purposes of Tax payment, deduction, rebate or credit under PRC Applicable Laws or failing to keep up-to-date, full and accurate records of the same, (iii) in respect of any of the Monetary Returns received by any Group Company on or prior to the Closing, such Group Company having failed to properly and timely make deductions, withholdings and Tax payments in compliance with the requirement of PRC Applicable Laws or the relevant Government Authority, and (iv) any Group Company failing to correctly classify in accordance with PRC Applicable Laws the Tax attributes of any income, revenue or other amount received by such Group Company;

(d)                                 any failure by any Group Company to make any type of social insurance contributions or payments as required by the Applicable Laws (in respect of any employee of the Group Companies having employment relationship with relevant Group Companies prior to the Closing Date other than “Remaining Employees” in Schedule 7 hereto, only for such failure having occurred prior to the Closing Date);

(e)                                  (x) the registered address of any Group Company being (or being required to be) replaced or (y) any Group Company being included by competent PRC Government Authorities in the directory of enterprises with abnormal operations, in each case, as a result of any Specified Lease Agreements and Authorization Letters ceasing to be valid or failing to provide the correct registered address of such Group Company;

(f)                                   (x) any Target Assets Key Non-Compliance relating to any Completed Asset, (other than in respect of the requirements of minimum investment amount or minimum tax revenue) arising from or in connection with any event, circumstance, act or omission to act that has  occurred prior to the Closing Date (to the extent the Loss is not taken into account in the Final Purchase Price) and (y) any Target Assets Key Non-Compliance relating to any CIP Asset (to the extent the Loss is not taken into account in the Final Purchase Price for CIP Assets), arising from or in connection with any event, circumstance, act or omission to act that has occurred prior to applicable handover date for such CIP Asset, in each case, including without limitation the Target Assets Key Non-Compliance which results in the reclaim of the land use right of any relevant Target Asset by the local land bureau or any claim of penalty or fine;

(g)                                  (x) any disputes (arising from or in connection with any event, circumstance, act or omission to act that has occured prior to the Closing Date) with suppliers, construction contractors and other contractors which are engaged in the construction or management of the Completed Assets (to the extent not taken into account in the Final Purchase Price for Completed Assets) or (y) any disputes with suppliers, construction contractors and other contractors which are engaged in the construction or management of the CIP Assets (to the extent the Loss is not taken into account in the Final Purchase Price for CIP Assets), arising from or in connection with any event, circumstance, act or omission to act that has occurred prior to applicable handover date for such CIP Asset;

(h)                                 any violation (either before or after Closing) by the Seller or any Group Company of any Applicable Laws arising from or in connection with handing over any Target Asset to a tenant under any Target Assets Lease Agreement or New Target Assets Lease Agreement or handing over any Target Asset for use as a completed construction project for other purposes, prior to the duly passing by such Target Assets of the construction completion acceptance review by local CHURD;

(i)                                     (x) any liability of the Carve-Out Entities and ZYH and (y) any costs, expenses and liabilities as a result of or in connection with the Pre-Closing Carve-Out pursuatnt to clause 5.3(e) and the transfer of ZYH pursuant to clause 5.4(j);

(j)                                    (x) any costs, expenses or liabilities which the Purchaser or any Group Company incurs in connection with the Pre-Closing Employee Transfer or the Post-Closing Employee Transfer or for which the Purchaser or any Group Company continues to remain liable upon the completion of the Pre-Closing Employee Transfer or the Post-Closing Employee Transfer and (y) the failure or delay in completing Pre-Closing Employee Transfer or the Post-Closing Employee Transfer in accordance with the Applicable Laws and clause 5.5 of this Agreement, in each case, provided, however, that, for the avoidance of doubt, the Seller shall not be liable for any Employee Payment Amount or any Post-Closing Employee Compensation to the extent the Final Purchase Price for Complete Assets or the management fees under the Asset Management Agreements shall have been reduced;

(k)                                 the failure by the business scope set out in the business license of any of the following Group Companies to cover (i) lease of logistics or industrial facilities or (ii) property leasing (in respect of the last two of the following entities, only for such failure having occurred prior to the Closing Date): KYD, QYD, JMY and JSK;

(l)                                     any dispute by TTC against TXIT due to the use of trade name after the expiration of Trade Name License Agreement (as supplemented) which was executed between TTC and TXIT in 2015.

For the avoidance of doubt, the Purchaser shall be entitled to bring a claim under this Clause 6.5 (other than subclause (a)), notwithstanding any disclosures in the Disclosure Letter or as Fairly Disclosed in the Data Room relating to any matter specified in this Clause 6.5 (other than subclause (a)).

7.                                      CLAIMS

7.1                               Notwithstanding any other provision contained herein, the liability of the Seller in respect of any claim under this Agreement shall be limited as follows:

(a)                                the Seller shall not be liable in respect of any claim under this Agreement (other than any claim under clauses 6.5(h), 6.5(i) and 6.5(j)) where the amount of each of such indemnity claims does not exceed [Redacted] (or its equivalent in another currency);

(b)                                (x) the maximum aggregate liability of the Seller in respect of all claims for breach of the Seller’s Warranties (other than the Fundamental Warranties) shall not exceed [Redacted] (or its equivalent in another currency) actually received by the Seller and (y) the maximum aggregate liability of the Seller in respect of all claims under this Agreement shall not exceed [Redacted] (or its equivalent in another currency) actually received by the Seller;

(c)                                 if any claim for breach of any Seller under this Agreement is brought in relation to any liability of the Group Companies which is contingent only, the Seller shall not be liable to make any payment in respect thereof unless and until such contingent liability becomes an actual liability;

(d)                                the Seller shall not be liable in respect of the breach of the Seller’s Warranties  unless the Seller shall have received written notice from the Purchaser of such claim (whether contingent or otherwise), specifying in reasonable detail (to the extent available) the event or default to which the claim relates and the nature of the breach and (if capable of being quantified at that time) the amount claimed, not later than the expiry of the period of (i) in respect of the breach of the Fundamental Warranties, [Redacted] from the Closing and of the Tax Warranties, [Redacted] from the Closing; and (ii) in respect of the breach of other Seller’s Warranties (other than the Fundamental Warranties and the Tax Warranties), [Redacted] from the Closing; and

(e)                                 any claim for breach of any Seller’s Warranties shall (if it has not been previously satisfied, settled or withdrawn) be deemed to be irrevocably withdrawn [Redacted] after it is made unless at such time legal and/or arbitration proceedings in respect of such claim have been commenced. No new claim may be made in respect of the facts, matters, events or circumstances giving rise to any such withdrawn Claim.

7.2                               No claim shall be brought by the Purchaser in respect of the Seller’s Warranties and the Seller shall have no liability therefor to the extent that any one or more of the following provisions may apply:

(a)                                 to the extent that liability is attributable to a voluntary act or omission on or after the date hereof on the part of the Purchaser;

(b)                                 which arises as a result of the Applicable Laws which comes into force after the Closing Date and which is retrospective in effect; and

(c)                                  any liability to the extent provided for as reserves (for the same item) in the Closing Audit.

7.3                               Recovery from Third Parties

If the Purchaser or any Group Company is legally entitled to recover from some other Person (including, for example, any insurer) any sum which is directly referable to any Claim against the Seller and the Purchaser or any Group Company has actually recovered any amount from such other person before the Seller pays to the Purchaser an amount in respect of such Claim against the Seller, the amount payable by the Seller in respect of such Claim against the Seller shall be pro tanto reduced by the actual amount of the aforesaid recovery (less any costs and expenses incurred in relation to and/or in connection with such recovery and less any Tax attributable to such recovery).

If the Purchaser receives from the Seller an amount in respect of any Claim and the Purchaser or any Group Company subsequently becomes legally entitled to recover from some other person (including, for example, any insurer) any sum which is directly referable to such Claim, then the Purchaser shall pay to the Seller any sum it or any Group Company has actually received from such other Person to the extent that the aggregate of the sum received from the Seller and the sum received from such other person exceeds the aggregate of (i) the amount of the Losses suffered by the Purchaser and/or any Group Company with respect to such Claim; and (ii) any costs and expenses incurred by the Purchaser and/or any Group Company in relation to and/or in connection with the obtaining of recovery from the Seller and/or such other person and any Tax attributable to any such recovery, provided however that the sum to be paid by the Purchaser to the Seller under this paragraph (b) shall in no event exceed the amount already paid by the Seller to the Purchaser with respect to such Claim.

7.4                               Return from Potential Government Authorities

If the Purchaser or any of the Group Companies (other than Target Company) is legally entitled to receive any monetary returns, subsidies, land deposits or compensation (the Monetary Returns) from competent Government Authorities after the Closing and if any of such Monetary Returns is directly referable to any favourable treatment clauses in the investment agreements entered into by the Seller or any of the Group Companies (other than Target Company) prior to the Closing and not factored in the Purchase Price, any Monetary Returns net of any Tax or other withholding amount required by the Applicable Laws or the relevant Government Authority shall be paid to the Seller or any other entities or persons designated by the Seller within five (5) Business Days upon receipt of such Monetary Returns by the Purchaser’s Group. For the avoidance of doubt, neither the Purchaser nor any Group Company shall be obligated to apply, seek or otherwise obtain any Monetary Returns; provided, however, that the relevant Group Companies (other than Target Company) shall, at the cost of the Seller, submit the relevant application or other necessary filings/forms as prepared and completed by the Seller to the relevant Government Authorit(ies) in respect of any Monetary Return.

8.                                      PURCHASER’S REPRESENTATIONS AND WARRANTIES

The Purchaser represents and warrants to the Seller that at the date of this Agreement and at Closing:

(a)                                 it is a corporation validly existing under the laws of Hong Kong and has been in continuous existence since its incorporation;

(b)                                 it has the right, power and authority to execute and deliver, and to perform its obligations under, this Agreement and each document to be executed by it on or before the Closing, and has taken all action necessary to authorise such execution, delivery and the performance of such obligations;

(c)                                  each of this Agreement and the document(s) to be executed by it on or before the Closing constitutes or will constitute (as applicable) legal, valid and binding obligations of the Purchaser in accordance with its terms (subject to applicable bankruptcy, reorganisation, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to the availability of equitable remedies subject to the discretion of the court before which any proceeding for such remedies may be brought);

(d)                                 the execution and delivery by the Purchaser of this Agreement, and the performance of its obligations under this Agreement do not and will not violate or conflict with or constitute a default under any law, rule or regulation applicable to it, any provisions of its constitutional documents, any order or judgment of any court or other agency or government applicable to it in material aspects; and

(e)                                  other than those set forth in clause 4.1(f), all authorisations from, and notices or filings with, any Government Authority that are necessary (if any) to enable the Purchaser to execute and perform its obligations under this Agreement have been obtained or made (as the case may be) and are in full force and effect and all conditions of each such authorisation have been complied with.

9.                                      DEFAULT AND TERMINATION

9.1                               Other than as provided under clauses 4.2, clause 9.2, and clause 9.4 of this Agreement or as mutually agreed by the Parties to terminate this Agreement, neither Party shall arbitrarily and unilaterally terminate this Agreement. For the avoidance of doubt, this Agreement shall not be terminated for any reason after Closing.

9.2                               If before Closing, a Party is in material breach of obligations, liability, undertaking, representation or warranty on its part under this Agreement which results in a Material Adverse Effect and, where that breach is capable of remedy, it is not remedied to the other Party’s satisfaction during a reasonable remedy period for sixty (60) days, the non-breaching Party may elect not to complete the transaction contemplated herein by giving notice to the breaching Party to terminate this Agreement and Clause 9.3 shall apply.

9.3                               If this Agreement is terminated:

(a)                                 except for this paragraph (a) and the Retained Provisions, all the provisions of this Agreement shall lapse and cease to have effect; and

(b)                                 neither the lapsing of this paragraph (a) and the Retained Provisions nor their ceasing to have effect shall affect any accrued rights or liabilities of any party in respect of Losses for non-performance of any obligation under this Agreement falling due for performance prior to such lapse and cessation.

9.4                               In the event that the Debt Financing is not able to be drawn down within twelve (12) months from the Closing, the Purchaser shall have right to request the Seller to purchase Equity Interest and the Seller shall have the right to request the Purchaser to sell the Equity Interest, together with all rights attaching to it and free from any Encumbrance at a purchase price or sale price which will result in an IRR of 10% in respect of the Purchase Price paid by the Purchaser (the Buyback), provided that the Equity Transfer shall be restored to the status of the signing of this Agreement. The Seller and the Purchaser shall enter into necessary documents, complete all necessary approvals, filings or registrations with any Government Authority and take other necessary actions to complete the Buyback.  Upon the completion of the Buyback, this Agreement shall be terminated and clause 9.3 shall apply.

10.                               ANNOUNCEMENTS AND CONFIDENTIALITY

10.1                        Subject to clauses 10.3 and 10.4, each Party shall (and shall procure that each member of its group, and each such person’s advisers and connected persons, shall) not make any announcement concerning the sale and purchase of the Equity Interest or any related or ancillary matter except the Seller’s Announcement.

10.2                        The provisions of clause 10.1 shall apply before, on and after Closing.

10.3                        Nothing in clause 10.1 prevents any announcement being made or any confidential information being disclosed:

(a)                                 with the written approval of the other Party, which in the case of any announcement shall not be unreasonably withheld or delayed; or

(b)                                 to the extent required by law, any court of competent jurisdiction or any competent regulatory body, but if a Person is so required to make any announcement or to disclose any confidential information, the relevant Party shall use its best efforts to promptly notify the other Party, where practicable and lawful to do so, before the announcement is made or disclosure occurs (as the case may be) and shall co-operate with the other Party regarding the timing and content of such announcement or disclosure (as the case may be) or any action which the other Party may reasonably elect to take to challenge the validity of such requirement.

10.4                        Nothing in clause 10.1 prevents any confidential information being disclosed to the extent:

(a)                                 information the disclosure of which is necessary in order to comply with any Applicable Law, the order of any court, the requirements of a stock exchange or to obtain tax or other clearances or consents from any relevant authority;

(b)                                 that the information is disclosed on a strictly confidential basis by a Party and/or its Affiliate’s employee, legal counsel, auditor, insurer, accountant, consultant, provided, however, that any of the foregoing Persons shall be advised of the confidential nature of the information or are under appropriate non-disclosure obligation imposed by professional ethics, Applicable Law or otherwise;

(c)                                  that the information is disclosed by the Seller on a strictly confidential and need to know basis to another member of the Seller’s Group or by the Purchaser on a strictly confidential and need to know basis to another member of the Purchaser’s Group; or

(d)                                 that the information is in or comes into the public domain.

11.                               NOTICES

11.1                        Any notice or other communication to be given under this Agreement must be in writing and must be delivered in person or sent by fax to the Party to whom it is to be given at its address appearing in this Agreement as follows:

(a)                                 to the Seller at:

Address	:	Legal Department (M&A team), 21/F, Building A, No.18 Kechuang 11th Street, Yizhuang Economic and Technological Development Zone, Daxing District, Beijing 101111, PRC

Attn	:	Jessie Liu (刘觉西)

Email	:	legalnotice@jd.com

with a copy to:

JD Investment Team at:

Address	:	20/F, Building A, No.18 Kechuang 11th Street, Yizhuang Economic and Technological Development Zone, Daxing District, Beijing 101111, PRC

Attn	:	Shuai Li (李帅)

Email	:	lishuai1@jd.com

(b)                                 to the Purchaser at:

Address	:	19/F, Building A, No.18 Kechuang 11th Street, Yizhuang Economic and Technological Development Zone, Daxing District, Beijing 101111, PRC

Attn	:	Jun Fu (傅骏)

Email	:	fujun3@jd.com

with a copy to:

GIC (Shanghai) Co., Ltd. at:

Address	:	Unit 805 Azia Center No. 1233 Lujiazui Ring Road Shanghai China

Attn	:	Mr. Martin Chen

Email	:	martinchenming@gic.com.sg

or at any such other address or fax number or email of which it shall have given notice for this purpose to the other Party under this clause.

11.2                        Any notice or other communication shall be deemed to have been given:

(a)                                 if delivered in person, on the date of delivery; or

(b)                                 if sent by registered mail, shall be the date of delivery as shown on the receipt; or

(c)                                  if sent by email, shall be the date on which the e-mail reaches the server of the other Party.

11.3                        In proving the giving of a notice or other communication, it shall be sufficient to prove that delivery was made or that the email was properly addressed and transmitted, as the case may be.

11.4                        This clause 11 shall not apply in relation to the service of any claim form, notice, order, judgment or other document relating to or in connection with any legal proceedings, suit or action arising out of or in connection with this Agreement to the extent the Applicable Laws provide otherwise.

11.5                        A Party may notify the other Party of a change to any of the details for it referred to in clause 11.1 by prior written notice of five (5) Business Days.

12.                               ASSIGNMENTS

12.1                        None of the rights or obligations under this Agreement may be assigned or transferred by any Party without the prior written consent of the other Party.

13.                               ENTIRE AGREEMENT

13.1                        This Agreement contains the whole agreement between the Parties relating to the Equity Transfer contemplated by the Parties hereunder and supersedes all previous agreements, whether oral or in writing, between the Parties relating to the Equity Transfer.  Except as required by statute, no terms shall be implied (whether by custom, usage or otherwise) into this Agreement. The Parties agree that, in order to complete all necessary approvals, filings or registrations with any Government Authority in connection with the Equity Transfer contemplated hereunder, the Parties shall enter into short-form equity transfer agreement (in such form and substance as agreed by the Parties) if necessary and in case of any conflict between this Agreement and such short form agreement, the provisions of this Agreement shall prevail in all respects.

14.                               GOVERNING LAW AND JURISDICTION

14.1                        This Agreement is governed by and shall be construed in accordance with the laws of the PRC.

14.2                        Negotiation

(a)                                 In the event of any dispute, controversy or Claim arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination (a Dispute), representatives of the Parties shall, within thirty (30) Business Days of service of a written notice from either Party to the other Party (a Dispute Notice), hold a meeting (a Dispute Meeting) in an effort to resolve the Dispute.

(b)                                 Each Party shall use all reasonable endeavours to send a representative who has authority to settle the Dispute to attend the Dispute Meeting.

14.3                        Arbitration

(a)                                 Any Dispute that is not resolved within thirty (30) Business Days after the service of a Dispute Notice, whether or not a Dispute Meeting has been held, or such later date as the Parties shall reasonably agree with a view to negotiating an amicable settlement in good faith, shall, at the request of a party, be settled by arbitration at Hong Kong International Arbitration Centre (HKIAC) in Hong Kong under the Hong Kong International Arbitration Centre Administered Arbitration Rules (the Rules) in force when the notice of arbitration is submitted in accordance with these Rules.

(b)                                 The number of arbitrators will be three (3).  The Purchaser shall appoint one (1) arbitrator, the Seller shall appoint one arbitrator, and the third arbitrator, who shall be the presiding arbitrator, shall be appointed by HKIAC.

(c)                                  The language to be used in the arbitral proceedings is Chinese.

(d)                                 Subject to the overall discretion of the arbitration tribunal, the costs of the arbitration, including the HKIAC’s and arbitrators’ fees and legal costs, shall be borne by the party losing the arbitration.

(e)                                  The award of the arbitration tribunal will be final and binding.

14.4                        Continued Performance

During the period when a Dispute is being resolved, the Parties shall in all other respects continue their performance of this Agreement.

15.                               SEVERABILITY

The provisions contained in each clause and subclause of this Agreement shall be enforceable independently of each of the others and its validity shall not be affected if any of the others is invalid.  If any of those provisions is void but would be valid if some part of the provision were deleted, the provision in question shall apply with such modification as may be necessary to make it valid.

16.                               WAIVER

Failure to exercise or a delay in exercising, a right or remedy provided by this Agreement or by law does not constitute a waiver of the right or remedy or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents the further exercise of the right or remedy or the exercise of another right or remedy. A waiver of a breach of this Agreement does not constitute a waiver of a subsequent or prior breach of this Agreement.

17.                               LANGUAGE

This Agreement is written in English. Unless otherwise provided in writing, any notice, demand, request, declaration, evidence or other communication required hereunder shall be in Chinese.

18.                               COSTS AND EXPENSES

Unless otherwise agreed in this Agreement, the Seller and the Purchaser shall bear its own costs and expenses incurred and its own Taxes (including stamp duty, if any) payable in relation to the execution and performance of this Agreement.

19.                               EFFECTIVENESS

This Agreement shall be effective when it is duly executed by the Parties at the date first written above.

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SIGNATORIES

THIS AGREEMENT has been signed by the Parties (or their duly authorised representatives) on the date stated at the beginning of this Agreement.

JINGDONG E-COMMERCE (LOGISTICS) HONG KONG CORPORATION LIMITED

/s/ Authorized Signatory

(Authorized Signature)

Name:

Title:

JD Star Development X (HK) Limited

/s/ Authorized Signatory

(Authorized Signature)

Name:

Title: